PRESS RELEASE                                SOURCE:  First Trust Advisors L.P.

FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER CALL FOR FIRST TRUST/FOUR CORNERS SENIOR FLOATING RATE INCOME FUND II

WHEATON, IL - (BUSINESS WIRE) - October 7, 2010 - First Trust Advisors L.P. ("FTA") announced today that First Trust/Four Corners Senior Floating Rate Income Fund II (NYSE: FCT) intends to host a conference call with the Leveraged Finance Investment Team of FTA, the Fund's new portfolio manager, on Wednesday, October 13, 2010 at 4:15 P.M. Eastern Time. The purpose of the call is to introduce the Fund's new portfolio management team.

-- Dial-in Number: (866) 865-6631; International (706) 679-1727; and Passcode # 15964765. Please call 10 to 15 minutes before the scheduled start of the teleconference.

FTA has served as the Fund's investment advisor since the Fund's inception. FTA, along with its affiliate First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management, financial advisory services, and municipal and corporate investment banking, with collective assets under management or supervision of over $32 billion as of September 30, 2010 through closed-end funds, unit investment trusts, mutual funds, separate managed accounts and exchanged-traded funds.

A replay of the call with be available for thirty days following the call on the Fund's webpage at www.ftportfolios.com. If you have questions about the Fund that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com and refer to FCT. The Fund's daily closing price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.

CONTACT:  JEFF MARGOLIN  -  (630) 915-6784

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Source:  First Trust Advisors L.P.